SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement	[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Clean Harbors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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[X]	No fee required.

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-1 1.

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(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials.

[_]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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November     , 2002

Corporate Headquarters
1501 Washington Street
Braintree, Massachusetts 02184
Tel. 781-849-1800

To Our Fellow Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend a Special Meeting of Stockholders, to be held on Thursday, December 12, 2002, at the Company’s headquarters in Braintree, Massachusetts. This Special Meeting has been called to allow the Company’s stockholders to vote, as required by the rules of The Nasdaq Stock Market, upon a proposal to approve the potential future issuance of shares of the Company’s common stock upon conversion of the Company’s outstanding Series C Convertible Preferred Stock which are in excess of 19.99% of the number of primary shares of the Company’s common stock outstanding on September 10, 2002, the date on which the Company issued the Series C Preferred Stock. The Company then issued the shares of Series C Preferred Stock for $25 million as part of a $280 million refinancing in connection with the Company’s acquisition of the assets of the Chemical Services Division of Safety-Kleen Corp.

Information about the Special Meeting is presented on the following pages. The Company now anticipates that the sole matter to be considered at the meeting will be the proposed approval of the potential future issuance of additional shares of common stock upon conversion of the Series C Preferred Stock as described above.

For the reasons described in the following pages, the Company’s Board of Directors unanimously recommends that the Company’s stockholders approve the potential future issuance of additional shares of the Company’s common stock upon conversion of the Company’s outstanding Series C Preferred Stock.

Your vote is important. You can be sure your shares will be represented at the meeting by completing, signing, and returning your proxy form in the enclosed envelope, even if you plan to attend the meeting. Sending in your proxy will not prevent you from voting in person at the meeting should you wish to do so.

Thank you for your continued support of Clean Harbors. We look forward to seeing those stockholders who may wish to attend the Special Meeting on December 12, 2002.

Sincerely,

Alan S. McKim
Chairman of the Board

CLEAN HARBORS, INC.
1501 Washington Street
Braintree, Massachusetts 02184

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Notice is hereby given that a Special Meeting of Stockholders of Clean Harbors, Inc. (the “Company”), will be held at 10:00 a.m., local time, on Thursday, December 12, 2002, at the Company’s headquarters at 1501 Washington Street, Braintree, Massachusetts, for the following purposes:

1.
To consider and act upon a proposal to approve the potential future issuance of shares (“Excess Conversion Shares”) of the Company’s common stock upon conversion of the Company’s outstanding Series C Convertible Preferred Stock (“Series C Preferred Stock”) which are in excess of 19.99% of the number of primary shares of the Company’s common stock outstanding on September 10, 2002, the date on which the Series C Preferred Stock was issued; and

2.	To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

Stockholders of record holding either shares of common stock or Series B Convertible Preferred Stock at the close of business on October 31, 2002 will be entitled to notice and to vote at the meeting and any adjournment thereof. Holders of Series C Preferred Stock on the record date are entitled to notice and to attend the meeting, but under the rules of The Nasdaq Stock Market the Series C Preferred Stock will not be entitled to vote at the meeting.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting in person, please date, sign and mail your proxy in the enclosed envelope to ensure that your shares will be represented at the meeting.

By Order of the Board of Directors,

C. Michael Malm, Clerk

November     , 2002
Boston, Massachusetts

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

CLEAN HARBORS, INC.
1501 Washington Street
Braintree, MA 02184

PROXY STATEMENT

This Proxy Statement and the accompanying Notice of Special Meeting of Stockholders are being furnished in connection with the solicitation of proxies by the Board of Directors of Clean Harbors, Inc., a Massachusetts corporation (the “Company”), for use at the Special Meeting of Stockholders to be held at the Company’s headquarters, 1501 Washington Street, Braintree, Massachusetts, on December 12, 2002, commencing at 10:00 a.m., local time, and any adjournment thereof (the “Meeting”).

PROXY SOLICITATION

Proxies in the accompanying form, properly executed and received prior to the Meeting and not revoked, will be voted as specified or, if no instructions are given, will be voted in favor of the proposal described herein. Proxies may be revoked at any time prior to the Meeting by written notice given to the Clerk of the Company. The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company’s directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This Proxy Statement and the accompanying proxy form are scheduled to be mailed to stockholders beginning on November     , 2002.

INFORMATION AS TO VOTING SECURITIES

The holders of the Company’s Common Stock, $.01 par value (“Common Stock”), and Series B Convertible Preferred Stock, $.01 par value (“Series B Preferred Stock”), vote as a single class with respect to the most matters, including the matters to be considered at the Meeting. Each issued and outstanding share of Common Stock, and each issued and outstanding share of Series B Preferred Stock, is entitled to one vote. Only stockholders of record holding shares of Common Stock or Series B Preferred Stock at the close of business on October 31, 2002 will be entitled to vote at the meeting. On October 31, 2002, there were outstanding and entitled to vote a total of 12,181,623 shares of Common Stock and 112,000 shares of Series B Preferred Stock. Votes cast by proxy or in person at the Meeting by holders of Common Stock and Series B Preferred Stock will be counted by persons appointed by the Company to act as voting inspectors for the Meeting.

In addition to the Common Stock and Series B Preferred Stock, there were a total of 25,000 shares of Series C Convertible Preferred Stock, $.01 par value per share (“Series C Preferred Stock”), outstanding on the record date for the Meeting. Holders of Series C Preferred Stock on the record date for the Meeting will be entitled to notice and to attend the Meeting, but under the rules of The Nasdaq Stock Market (“NASDAQ”), the Series C Preferred Stock will not be entitled to vote upon the sole matter now proposed to be considered at the Meeting. Accordingly, no proxies are hereby being solicited for the Meeting from the holders of the Series C Preferred Stock.

Approval of the potential future issuance of Excess Conversion Shares of Common Stock upon conversion of the Company’s Series C Preferred Stock (which is the sole matter now proposed to be considered at the Meeting) will require the affirmative vote of the holders of a majority of the shares of Common Stock and Series B Preferred Stock represented and entitled to vote on such proposals at the Meeting. Any “abstain” votes cast on

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the matters presented at the Meeting will be counted as “against” votes, except that broker “non-votes” (which result from the broker not having discretionary voting power and not having received instructions from the beneficial owner to vote) will not be counted as represented at the Meeting. Usually, broker “non-votes” occur when brokers holding stock in “street name” have not received any instructions from clients, in which case the brokers (as holders of record) are permitted to vote on “routine” proposals but not on non-routine matters. Approval of the potential future issuance of Excess Conversion Shares of Common Stock upon the conversion of the Company’s outstanding Series C Preferred Stock is not considered a “routine” matter; thus, broker “non-votes” may occur with respect to such proposed approval, but such broker non-votes will not be considered as having voted or being entitled to vote either for or against the proposed approval.

PROPOSAL TO APPROVE POTENTIAL FUTURE ISSUANCE OF
EXCESS CONVERSION SHARES

(Item 1 on Proxy Form)

Background

On September 10, 2002, the Company issued for $25 million an aggregate of 25,000 shares of Series C Preferred Stock in a private placement to six institutional investors (the “Investors”) as part of a refinancing of the Company’s debt in connection with the acquisition of the assets of the Chemical Services Division of Safety-Kleen Corp. (the “CSD”) as described below. None of the Investors is affiliated in any manner with the executive officers or directors of the Company. The Company issued the Series C Preferred Stock pursuant to a Securities Purchase Agreement dated September 6, 2002 between the Company and the Investors (the “Securities Purchase Agreement”) and a Certificate of Vote of Directors approved by the Company’s Board of Directors on August 27, 2002 and filed with the Massachusetts Secretary of State on September 9, 2002 (the “Certificate of Vote”). By approval of the Certificate of Vote, the Company’s Board of Directors designated 25,000 shares of the Company’s previously authorized but unissued shares of preferred stock as the Series C Preferred Stock and established the rights, preferences and other terms of such series. The Company used the proceeds from the sale of the Series C Preferred Stock, together with the proceeds of up to $255 million of borrowings, to finance the cash portion of the purchase price for the Company’s acquisition of the assets of the CSD which also closed on September 10, 2002, refinance all of the Company previously outstanding debt, provide cash collateral for letters of credit to support the financial assurances which the Company must deliver to governmental entities for the Company’s licensed hazardous waste facilities, pay transaction costs and provide for adequate future working capital.

Both the Company’s acquisition of the assets of the CSD and the related financings are described in the Report on Form 8-K dated September 10, 2002 which the Company filed on September 25, 2002 with the Securities and Exchange Commission (the “SEC”), and copies of the Certificate of Vote and the Securities Purchase Agreement are filed as Exhibits 3.3 and 10.47 to such Report. The Report on Form 8-K and the Exhibits thereto are available at the SEC’s website (www.sec.gov), and the Company will furnish written copies of such Report and the Certificate of Vote and Securities Purchase Agreement without cost to any shareholder who so requests by contacting Stephen H. Moynihan, Senior Vice President, Clean Harbors Environmental Services Company, Inc., 1501 Washington Street, Braintree, Massachusetts 02184-7535, telephone (781) 849-1800, Ext. 4454. The summary below of the principal terms of the Series C Preferred Stock is qualified by reference to the full terms of the Certificate of Vote and the Securities Purchase Agreement.

Principal Terms of Series C Preferred Stock

Ranking.    The Series C Preferred Stock shall rank, with respect to dividend distributions and distributions upon a liquidation of the Company, junior to the outstanding Series B Preferred Stock but senior to the Common

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Stock and any other classes of preferred stock established by the Company after the filing of the Certificate of Vote on September 9, 2002.

Dividends.    Outstanding shares of Series C Preferred Stock are entitled to dividends payable on the first day of January, April, July and October of each year at an annual rate of 6% (which, as described below under “Covenants,” might increase to an annual rate of 12% if the Company fails to comply with its covenants under the Certificate of Vote and fails to cure its default within 30 days after notice from the holders of the Series C Preferred Stock). At its election, the Company may pay in cash the quarterly dividends due through July 1, 2003, but commencing with the dividend payable on October 1, 2003, all dividends thereafter will accrue and compound until either the conversion or redemption of the Series C Preferred Stock as described below.

Redemption.    Each of the 25,000 outstanding shares of the Series C Preferred Stock will be mandatorily redeemable on September 10, 2009 (the seventh anniversary of the issuance date) at a redemption price (the “Stated Value”) equal to the purchase price of $1,000 plus the amount of any accrued dividends thereon. Prior to the mandatory redemption date, the Company will have no right to either redeem the Series C Preferred Stock or require the holders to convert into Common Stock. Prior to the mandatory redemption date, except upon a change of control or acquisition of the Company or a partial cash redemption upon conversion of the Series C Preferred Stock as described below under “Exchange Cap,” the holders will have no right to require the Company to redeem the Series C Preferred Stock.

Conversion.    Following the Meeting, the holders will have the right to convert the Series C Preferred Stock at any time into Common Stock. Subject to the “Exchange Cap” described below, the number of shares of Common Stock issuable upon conversion will be determined by dividing the Stated Value of the shares of Series C Preferred Stock then being converted by the then applicable conversion price. The conversion price is initially $10.50 per share of Common Stock. The conversion price may, however, subsequently be adjusted by either (i) customary anti-dilution adjustments in the event the Company in the future subdivides or combines its outstanding Common Stock through stock splits, reverse stock splits or stock dividends or (subject to certain exceptions for issuances pursuant to currently outstanding rights and under employee benefit plans) issues Common Stock or rights to acquire Common Stock for less than the higher of the then market price of the Common Stock or the then conversion price and (ii) a potential reset of the conversion price to $8.00 per share of Common Stock if both (A) the Company’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the year ending December 31, 2003 is less than $115 million and (B) the average trading price for the Common Stock for the month of December 2003 is less than $27.50.

Voting Rights.    Outstanding shares of Series C Preferred Stock have the right to vote, together with all other classes and series of stock of the Company as a single class for the election of directors and on all other actions to be taken by the shareholders of the Company, on an as-converted basis. Unless and until there is an adjustment to the conversion price of $10.50 per share of Common Stock, the voting rights of the holders of the Series C Preferred Stock will therefore be calculated by dividing the then Stated Value of the Series C Preferred Stock by the conversion price of $10.50. The Certificate of Vote provides, however, that the voting rights of the Series C Preferred Stock will be based upon no more than 2,413,946 shares of Common Stock (19.99% of the total number of primary shares of Common Stock outstanding on the date the Series C Preferred Stock was issued) unless and until the Company’s stockholders approve the issuance of a greater number of shares of Common Stock upon the conversion of the Series C Preferred Stock. Furthermore, the Company and the Investors have agreed that the conversion price used to calculate the number of votes that the holders of the Series C Preferred Stock shall be entitled to exercise in respect of matters brought before the holders of all Company securities shall not be less than $9.82 per share (as adjusted for any stock dividend, stock split, subdivision or similar transaction). Such minimum conversion price is equal to the closing price of the Common Stock on NASDAQ on September 5, 2002, the date prior to the date on which the Securities Purchase Agreement was signed. Such limitation shall apply irrespective of whether the Company’s shareholders approve the potential future issuance of Excess Conversion Shares, until and unless otherwise permitted by the rules of NASDAQ.

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Covenants.    The Certificate of Vote contains certain covenants for the benefit of the holders of the Series C Preferred Stock. Among other matters, without the consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, the Company shall not be permitted to (i) pay cash dividends upon its outstanding Common Stock, (ii) incur indebtedness in excess of (A) indebtedness under the Company’s financing agreements which were entered into at the same time as the Securities Purchase Agreement (the “Existing Financing Agreements”) pursuant to which the Company now has outstanding or the right to borrow an aggregate of up to $255 million, and (B) certain other forms of permitted indebtedness, (iii) merge or make material acquisitions or dispositions with certain exceptions, (iii) create new classes of preferred stock, or (iv) amend its charter in any manner which would have an adverse effect upon the holders of the Series C Preferred Stock. Should the Company fail to comply with these covenants and any other covenant set forth in the Certificate of Vote and fail to cure the default within 30 days of notice from the holders of the Series C Preferred Stock, (i) the dividend rate on the Series C Preferred Stock would increase to 12% per annum until the later of (A) the six-month anniversary of the covenant default or (B) the date on which such covenant default is cured and (ii) the conversion price for the Series C Preferred Stock would decrease (subject to potential subsequent adjustments to the conversion price as described above) to an amount equal to either (A) $8.00 per share of Common Stock if the conversion price in effect on the date of the covenant default is greater than $8.00 per share, or (B) 90% of the conversion price in effect on the date of the covenant default if the conversion price in effect on the date of the covenant default is less than or equal to $8.00 per share.

The Exchange Cap

Under the rules of NASDAQ, an issuer (including the Company) whose shares of common stock are traded on NASDAQ is not permitted, without approval of the issuer’s shareholders, to issue shares of common stock (or securities convertible into shares of common stock) in connection with any transaction (other than a public offering) equal to more than 19.99% of the total number of primary shares of common stock outstanding on the issuance date. Accordingly, Section 11 of the Certificate of Vote provides that, notwithstanding anything to the contrary contained in any other provision of the Certificate, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Series C Preferred Stock if the issuance of such shares would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Series C Preferred Stock without breaching the Company’s obligations under the rules or regulations of NASDAQ (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of NASDAQ for issuances of Common Stock in excess of such amount (“Excess Conversion Shares”). To assure that the holders of the Series C Preferred Stock will be treated fairly while the Exchange Cap remains in effect, the Certificate of Vote allocates the Exchange Cap among the holders of the Series C Preferred Stock based upon their respective holdings of shares of Series C Preferred Stock. Under the rules of NASDAQ, the approval of the Company’s shareholders now required to approve the potential issuance of Excess Conversion Shares will be the affirmative vote of not less than a majority of the shares of the Common Stock and Series B Convertible Preferred Stock (which will vote at the Meeting with the Common Stock on such matter on a share-for-share basis) cast either in person or by proxy at the Meeting. Under the rules of NASDAQ, the outstanding shares of Series C Preferred Stock will not be entitled to vote on the potential issuance of Excess Conversion Shares.

On September 10, 2002, the issuance date of the Series C Preferred Stock (the “Issuance Date”), there were a total of 12,165,812 primary shares of Common Stock outstanding and there were a total of 3,664,413 additional shares of Common Stock then reserved for issuance upon exercise of stock options or other rights under the Company’s employee benefit plans, conversion of the outstanding shares of Series B Preferred Stock and exercise of outstanding stock purchase warrants. Based upon the $25 million purchase price and the initial $10.50 conversion price for the Series C Preferred Stock, the Board of Directors then reserved a total of 2,380,953 shares of Common Stock for issuance upon a potential future conversion of the Series C Preferred Stock, which represents 19.57% of the total primary shares (and 15.04% of the fully-diluted shares, exclusive of shares reserved for issuance upon conversion of the Series C Preferred Stock) of Common Stock outstanding on the Issuance Date.

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However, as described above under “Summary of Principal Terms of Series C Preferred Stock-Conversion” and “—Covenants,” there are certain circumstances under which the number of shares of Common Stock potentially issuable upon conversion of the Series C Preferred Stock could exceed 19.99% of the total number of primary shares of Common Stock outstanding on the Issuance Date. These circumstances include: (i) conversion of accrued dividends on the Series C Preferred Stock into additional shares of Common Stock, (ii) reduction in the conversion price below $10.50 per share under the anti-dilution provisions of the Certificate of Vote in the event the Company should in the future issue Common Stock or rights to acquire Common Stock (except for certain issuances pursuant to outstanding stock rights and employee benefit plans) below the higher of the then market price of the Common Stock or the conversion price then in effect, (iii) reset of the conversion price to $8.00 per share if both (A) the Company’s consolidated EBITDA for the year ending December 31, 2003 is less than $115 million and (B) the average trading price of the Common Stock for the month of December 2003 is less than $27.50, and (iv) reduction of the conversion price to either $8.00 per share or 90% of the conversion price then in effect if the Company should fail both to comply with its covenants in the Certificate of Vote and to cure such default within 30 days after notice from the holders of the Series C Preferred Stock. If (i) the conversion price remains at $10.50 per share, (ii) the Company pays in cash the dividends which accrue through July 1, 2003, but all dividends thereafter accrue and compound at 6% per annum as required by the Certificate of Vote, and (iii) the holders of the Series C Preferred Stock elect to convert none of their shares of Series C Preferred Stock prior to the mandatory redemption date of September 10, 2009 but then convert all of their shares (and all accrued and unpaid dividends thereon), the total number of shares of Common Stock potentially issuable upon conversion of the Series C Preferred Stock (based upon a total of approximately $36,276,634 original purchase price and accrued dividends through September 10, 2009) would be approximately 3,454,632, which represents 28.40% of the total primary shares (and 21.82% of the total fully-diluted shares) outstanding on the Issuance Date. Furthermore, based upon the same assumptions but also assuming that there is a reset of the conversion price from $10.50 per share to $8.00 per share, the total number of shares of Common Stock potentially issuable upon conversion of the Series C Preferred Stock would increase to approximately 4,534,204, which represents 37.27% of the total primary shares (and 28.64% of the total fully-diluted shares) outstanding on the Issuance Date.

If for one or more of the reasons described in the preceding paragraph the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock should exceed 19.99% of the total number of primary shares of Common Stock outstanding on the Issuance Date but the Company’s stockholders have not approved the issuance of such Excess Conversion Shares, the Company would be obligated under the Certificate of Vote to issue only 2,413,946 shares of Common Stock (which equals 19.99% of the total number of primary shares of Common Stock outstanding on the Issuance Date) but the Company would at the time of the conversion be obligated to pay in cash to the converting holders the then market value of the number of shares of Common Stock which could not be issued because of the Exchange Cap.

Proposal to Approve Potential Future Issuance of Excess Conversion Shares

At the Meeting, the Company’s stockholders will consider and act upon a proposal to approve the potential future issuance of shares of Common Stock (“Excess Conversion Shares”) upon conversion of the 25,000 outstanding shares of Series C Preferred Stock which are in excess of 19.99% of the total number of primary shares of Common Stock outstanding on the Issuance Date for the Series C Preferred Stock. As described above under “The Exchange Cap,” such 19.99% is equal to 2,413,946 shares of Common Stock. If the stockholders approve the potential future issuance of Excess Conversion Shares above such Exchange Cap, the Exchange Cap will no longer remain in effect, the Company will be obligated to issue upon conversion of the Series C Preferred Stock the full number of shares of Common Stock as shall be calculated at the time of the conversion in accordance with the Certificate of Vote as described above under “Principal Terms of Series C Preferred Stock—Conversion,” and the Company will have no obligation to pay in cash at the time of the conversion the then market value of any shares of Common Stock which can not be issued because of the Exchange Cap. The Company’s stockholders, will, however, not be asked at the Meeting to approve an amendment of the Company’s Articles of Organization to authorize additional shares of Common Stock, since the Company now has (under the

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current and reasonably foreseeable circumstances) sufficient authorized but unissued shares of Common Stock to allow full conversion of the Series C Preferred Stock even though the stockholders approve the potential future issuance of Excess Conversion Shares.

Recommendation of the Company’s Board of Directors

If the Company’s stockholders do not approve the potential future issuance of Excess Conversion Shares, the level of dilution to the Company’s current common stockholders arising from conversion of the 25,000 outstanding shares of Series C Preferred Stock would be reduced because of the Exchange Cap. However, failure by the Company’s stockholders to approve the potential future issuance of Excess Conversion Shares would have the following adverse effects upon the Company and its stockholders:

1.    Required Cash Payment at Time of Conversion.    As described above under “The Exchange Cap,” if the Company’s stockholders do not approve the potential future issuance of Excess Conversion Shares, the Company will be obligated to pay in cash at the time of conversion of any Series C Preferred Stock the then market value of any shares of Common Stock which can not be issued because of the Exchange Cap. The holders of Preferred Stock receiving such cash payment would receive no voting rights or rights to share in future appreciation in respect of the shares of Common Stock which can not be issued, except to the extent that such holders then elect to invest such cash payment by purchasing Common Stock on the open market. However, the Company would not derive economic benefit by making such cash payment as opposed to issuing such Excess Conversion Shares, since the amount of the cash payment would be approximately equal to the cash which the Company would then have been able to receive had it sold such Excess Conversion Shares to other investors.

2.    Required Waivers from Lenders.    The Company’s current financing plans assume that the Company will be able to satisfy its obligations to the holders of the Series C Preferred Stock (except for the dividends payable through July 1 of 2003, which the Company plans to pay in cash) through issuance of Common Stock upon conversion by the holders of the Series C Preferred Stock. Under the Certificate of Vote, the Company has no right to redeem the Series C Preferred Stock prior September 10, 2009, and (except upon a change of control or acquisition of the Company or a partial cash redemption upon an election by the holders to convert their shares) the holders of the Series C Preferred Stock have no right to require a redemption of the Series C Preferred Stock prior to such date. The Company is now party to the Existing Financing Agreements (all of which will expire well before the mandatory redemption date of the Series C Preferred Stock on September 10, 2009) under which the Company now has outstanding or is entitled to borrow an aggregate of up to $255 million, and each of the Existing Financing Agreements would prohibit (without the consent of the respective lenders thereunder) the redemption for cash of any outstanding shares of common or preferred stock. The Company believes that a cash payment upon conversion of Series C Preferred Stock as required by the Exchange Cap might be deemed a partial redemption for cash of such Series C Preferred Stock. If, as the mandatory redemption date approaches, the holders of the Series C Preferred Stock have not yet elected to convert and it appears that the Common Stock might be trading on the mandatory redemption date at a price lower than the conversion price, the Company will then need to ensure that any financing agreements to which the Company may then be subject will allow the Company to redeem the Series C Preferred Stock for cash on the mandatory redemption date. However, in light of the significant level of borrowing which the Company now has outstanding, the Company believes that it would likely be difficult now to obtain waivers from the lenders under the Existing Financing Agreements which would allow the Company to make a cash payment upon conversion of the Series C Preferred Stock. However, failure by the Company’s stockholders to approve the future issuance of Excess Conversion Shares would require the Company now to seek such waivers to ensure that the Company will be able to comply with its obligations under the Certificate of Vote.

3.    Potential Restrictions on Future Financings.    Under the Certificate of Vote, the Company may not incur indebtedness in excess of indebtedness under the Existing Financing Agreements (except for certain permitted indebtedness) without the consent of the holders of a majority of the outstanding shares of Series C Preferred Stock. Since all of the Existing Financing Agreements will expire well in advance of the mandatory

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redemption date on September 10, 2009 of the Series C Preferred Stock, the Company will likely need the consent of the holders of the Series C Preferred Stock to enter into new financing agreements in the future. In determining whether to grant such consent, the holders of the Series C Preferred Stock will likely consider, among other factors, the impact of the terms of the new financing agreements on their conversion rights under the Certificate of Vote. As described above under “Summary of Principal Terms of Series C Preferred Stock,” the holders of the Series C Preferred Stock are entitled to certain anti-dilution protection if the Company should in the future issue any Common Stock or rights to acquire Common Stock (except for certain permitted transactions) for less than the higher of the then market price of the Common Stock or conversion price for the Series C Preferred Stock. The Company now has no intention to issue (except for such permitted transactions) any Common Stock or rights to acquire Common Stock if such issuance would occur at less than the then market price or the current conversion price of the Series C Preferred Stock of $10.50 per share of Common Stock. However, there may be future circumstances under which it would be in the Company’s best interests to issue either some shares of Common Stock or rights to acquire some shares of Common Stock at less than the then market price or conversion price of the Series C Preferred Stock, such as a possible future issuance of some warrants exercisable at less than the then market price or conversion price to lenders which would then be willing to make loans to the Company on otherwise attractive terms. If the holders of the Series C Preferred Stock were not able to receive Excess Conversion Shares in the future upon their conversion of the Series C Preferred Stock because of the Exchange Cap, they might be unwilling to consent to any such financings even if the terms of such financings were otherwise attractive from the standpoint of the Company. The failure of the Company’s stockholders to approve the issuance of Excess Conversion Shares upon the conversion of the Series C Preferred Stock might therefore restrict the Company’s future ability to enter into financing transactions on the most attractive terms then available.

For the reasons described above, the Company’s Board of Directors unanimously recommends that the Company’s stockholders approve the potential future issuance of Excess Conversion Shares upon conversion of the Company’s outstanding Series C Preferred Stock. Approval of such issuance will require the affirmative vote of not less than a majority of the shares of the Company’s Common Stock and Series B Preferred Stock (which will vote at the Meeting with the Common Stock on such matter on a share-for-share basis) cast at the Meeting either in person or by proxy.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below describes the “beneficial ownership” of the Company’s Common Stock as of October 1, 2002, by (i) each of the Company’s directors and the five executive officers who were the most highly compensated during the most recently completed fiscal year, and (ii) all of the Company’s current directors and executive officers as a group. SEC Rule 13d-3 under the Securities Exchange Act of 1934 defines “beneficial ownership” to mean the right to vote or exercise investment power, or to share in the right to vote or exercise investment power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. No director or executive officer beneficially owns any Series B Preferred Stock. Except as otherwise indicated below, the named owner has sole voting and investment power with respect to the specified shares.

Stock Ownership of Directors and Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Alan S. McKim	4,231,762	(2)	34.8%
John P. DeVillars	4,000		*
John F. Kaslow	14,300		*
Daniel J. McCarthy	17,200	(3)	*
John T. Preston	19,000		*
Thomas J. Shields	13,250		*
Lorne R. Waxlax	82,200	(4)	*
Gene A. Cookson	80,023		*
William J. Geary	41,654		*
Roger A. Koenecke	47,463		*
David M. Parry	34,740		*
All current directors and executive officers as a group (17 persons)	4,872,304		38.9%

*	Less than 1%
(1)
Beneficial ownership has been calculated in accordance with SEC Rule 13d-3(d)(1)(i) and includes in the numerator and denominator used for the calculation of certain of the percents of total outstanding, as appropriate, the following number of shares of Common Stock which may be acquired under stock options which are exercisable within 60 days of October 1, 2002: Mr. DeVillars (4,000 shares), Mr. Kaslow (13,000 shares), Mr. McCarthy (17,000 shares), Mr. Preston (16,000 shares), Mr. Shields (12,750 shares), Mr. Waxlax (16,000 shares), Mr. Cookson (62,000 shares), Mr. Geary (31,300 shares), Mr. Koenecke (32,000 shares), Mr. Parry (30,740 shares), and all current directors and executive officers as a group (362,844 shares).

(2)	Excludes 60,000 shares owned by the Alan S. McKim Children’s Trust for the benefit of Mr. McKim’s children as to which Mr. McKim holds no voting or investment power.
(3)	Includes 200 shares owned by Mr. McCarthy’s son as to which Mr. McCarthy shares voting and investment power.
(4)	Includes 3,000 shares owned by Mr. Waxlax’s son as to which Mr. Waxlax shares voting and investment power.

To the Company’s knowledge, as of October 1, 2002, no person or entity “beneficially owned” (as that term is defined by the Securities and Exchange Commission as described above) 5% or more of the total of 12,168,912 shares of Common Stock or 112,000 shares of Series B Preferred Stock then outstanding, except as shown in the following table. Except as otherwise indicated below, the Company understands that the named person or entity has sole voting and investment power with respect to the specified shares. The holders of the Common Stock and Series B Preferred Stock vote as a single class with respect to the election of directors and most other matters (including the matters to be considered at this Meeting). In addition to the shares of Common Stock and Series B Preferred Stock outstanding on October 1, 2002, there were then 25,000 outstanding shares of Series C Preferred Stock. However, under the rules of NASDAQ, the Series C Preferred Stock will not be entitled to vote at the Meeting and therefore the following table does not describe beneficial ownership of such shares.

8

Name and Address	Number of Shares		Percent and Class of Stock
Alan S. McKim	4,231,762	(1)(2)	34.8% Common Stock
Clean Harbors, Inc. 1501 Washington Street Braintree, MA 02184

Dimensional Fund Advisors, Inc.	765,200	(3)(4)	6.3% Common Stock
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

John Hancock Life Insurance Company	737,810	(5)	5.7% Common Stock
200 Clarendon Street
Boston, MA 02117

Blazerman & Co	48,000		42.9% Series B
Grandview Capital Management, LLC			Preferred Stock
820 Manhattan Avenue
Suite 200
Manhattan Beach, CA 90266

Bost & Co.	42,000		37.5% Series B
c/o Mellon Guarantee Trust Company As Investment Advisor and Agent for the			Preferred Stock
Alfred P. Sloan Foundation
Church Street Station
New York, NY 10008

Cede & Co.	17,000		15.2% Series B
c/o The Depository Trust Company			Preferred Stock
P.O. Box 20
Bowling Green Station
New York, NY 10274

(1)	Excludes 60,000 shares owned by the Alan S. McKim Children’s Trust for the benefit of Mr. McKim’s children as to which Mr. McKim holds no voting or investment power.
(2)
Under a Voting Agreement dated as September 6, 2002, Alan S. McKim (who owns 4,231,762 shares of Common Stock), the Trustees of the Alan S. McKim Children’s Trust (which owns 60,000 shares of Common Stock), and Stephen H. Moynihan (a senior vice president of the Company who owns 100,000 shares of Common Stock) have agreed that certain employees of the Investors which own the 25,000 outstanding shares of Series C Preferred Stock may vote their shares of Common Stock at meetings of the Company’s stockholders solely with respect to matters affecting the Series C Preferred Stock and not with respect to the election of directors or any other general corporate matters. Such Voting Agreement will expire upon the conversion or redemption of the 25,000 outstanding shares of Series C Preferred Stock.

(3)	Based upon ownership as of December 31, 2001 shown on Schedule 13G filed with the Company by the specified entity in January 2002.
(4)
Dimensional Fund Advisors Inc. (“Dimensional”), a registered investment advisor, is deemed to have beneficial ownership of 765,200 shares of Common Stock as of December 31, 2001, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(5)
John Hancock Life Insurance Company (“John Hancock”) is deemed to have beneficial ownership of 737,810 shares of Common Stock as of October 1, 2001 due to owning warrants to purchase that number of shares. The warrants are held by John Hancock, its subsidiaries and funds for which John Hancock serves as investment manager. In accordance with SEC Rule 13d-3(d)(1)(i), such warrant shares are included in both the numerator and denominator used for calculating the relevant percent of the total outstanding Common Stock.

9

STOCKHOLDER PROPOSALS

Proposals which qualified stockholders intend to present at the 2003 Annual Meeting must be received by the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting no later than December 31, 2002.

Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2003 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide written notice. Such notice should be addressed to the Clerk and received at the Company’s principal executive offices not earlier than December 31, 2002 and not later than January 31, 2003. The written notice must satisfy certain requirements specified in the Company’s By-Laws. A copy of the By-Laws will be sent to any shareholder upon written request to the Clerk.

OTHER MATTERS

Except for the matters set forth above, management knows of no other matter which is to be brought before the Meeting, but if any other matter shall properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

By Order of the Board of Directors,

C. Michael Malm, Clerk
November     , 2002

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

10

CLEAN HARBORS, INC.

This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Alan S. McKim, Carl Paschetag, Jr., and C. Michael Malm, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of Common Stock of Clean Harbors, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at 10:00 a.m., local time, on Thursday, December 12, 2002, at the Company’s headquarters at 1501 Washington Street, Braintree, Massachusetts, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth below and, in his own discretion, upon such other matters as may properly come before the meeting.

Please mark your votes as
in this example.    ☒

1.
Approval of the potential future issuance of shares of the Company’s common stock upon conversion of the Company’s outstanding Series C Convertible Preferred Stock, which are in excess of 19.99% of the number of primary shares of the Company’s common stock outstanding on September 10, 2002, the date on which the Series C Convertible Preferred Stock was issued.

FOR  ☐    AGAINST  ☐    ABSTAIN  ☐

This Proxy, When Properly Executed, Will Be Voted in the Manner Directed Above. If No Direction Is Made, This Proxy Will Be Voted “For” Proposal 1.

Registered Owner:

No. Shares of Common Stock:

Signature:                                                                                                         Date:

Note:    Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.